Exhibit 99.1

FOR RELEASE, Wednesday, June 26, 2019	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com
KB HOME REPORTS 2019 SECOND QUARTER RESULTS
Revenues Total $1.02 Billion
Net Income of $47.5 Million, or $.51 Per Diluted Share
Average Community Count Increases 17% to 252; Net Orders Up 15%

LOS ANGELES (June 26, 2019) — KB Home (NYSE: KBH) today reported results for its second quarter ended May 31, 2019.

“We are pleased with our second quarter performance, as we made significant progress on our Returns-Focused Growth Plan. Two of the key objectives of this Plan are to grow our business and strengthen our balance sheet. This quarter’s results demonstrate further achievement in both areas, with average community count growth of 17% year over year — our most substantial increase in four years — and a 930-basis point reduction in our debt to capital ratio, to 45.8% over the same period,” said Jeffrey Mezger, chairman, president and chief executive officer.

“Demand for our products was strong at 5.4 net orders per community, per month, keeping pace with the exceptional absorption rate we generated in last year’s second quarter. We were well positioned throughout this Spring selling season, with the ongoing expansion of our community count driving a 15% year-over-year increase in net orders. With net order value up 13% year over year to $1.5 billion, driven by double digit order growth in each of our four regions, and continued year-over-year community count growth anticipated for our third and fourth quarters, we are confident we can produce further improvement in our results in the second half of this year.”
Three Months Ended May 31, 2019 (comparisons on a year-over-year basis)

•	Total revenues were $1.02 billion, compared to $1.10 billion.

•	Homes delivered increased 2% to 2,768.

•	Average selling price decreased 8% to $367,700, mainly due to a shift in the geographic mix of homes delivered and a changing mix of communities within the Company’s West Coast region.

•
Homebuilding operating income was $52.1 million, compared to $74.2 million. Homebuilding operating income margin was 5.1%, down 170 basis points. Excluding inventory-related charges of $4.3 million in the quarter and $6.5 million in the year-earlier quarter, this metric was 5.5%, compared to 7.3%.

◦	Housing gross profit margin increased slightly to 17.2% from 17.1%.

▪
The housing gross profit margin primarily reflected the favorable impacts of lower amortization of previously capitalized interest and the Company’s adoption of a new accounting standard (ASC 606) in fiscal year 2019, which were offset by pricing pressure on orders in the 2018 fourth quarter and 2019 first quarter due to weaker market conditions during those periods, certain West Coast region communities with relatively high average selling prices and margins having closed out in previous quarters, and reduced operating leverage due to lower housing revenues and higher expenses supporting community count growth.

▪
Housing gross profit margin excluding inventory-related charges was 17.6%, compared to 17.7%. Adjusted housing gross profit margin, a metric that excludes inventory-related charges and the amortization of previously capitalized interest, was 21.3%, compared to 22.2%.

◦
Selling, general and administrative expenses as a percentage of housing revenues were 12.1%, compared to last year’s second quarter record-low ratio of 10.4%, mainly reflecting increased marketing expenses to support new community openings, the Company’s adoption of ASC 606 and reduced operating leverage due to lower housing revenues.

◦
As a result of its adoption of ASC 606, the Company changed the classification and timing of recognition of certain model complex costs. In the current quarter, these changes favorably impacted the Company’s housing gross profit margin and negatively impacted its selling, general and administrative expense ratio by approximately 80 basis points in each case.

•	Total pretax income was $56.8 million, compared to $78.3 million.

•
The Company’s income tax expense and effective tax rate were $9.3 million and approximately 16%, respectively, which primarily reflected the favorable impacts of $4.3 million of federal energy tax credits the Company earned from building energy-efficient homes and $.9 million of excess tax benefits related to stock-based compensation. Without these items, the Company’s effective tax rate would have approximated 26%.

◦	For the three months ended May 31, 2018, the Company’s income tax expense and effective tax rate were $21.0 million and approximately 27%, respectively.

•	Net income totaled $47.5 million, or $.51 per diluted share, compared to $57.3 million, or $.57 per diluted share.
Six Months Ended May 31, 2019 (comparisons on a year-over-year basis)

•	Total revenues were $1.83 billion, compared to $1.97 billion.

•	Homes delivered were essentially flat with the year-earlier period at 4,920.

•	Average selling price declined 7% to $369,100.

•	Homebuilding operating income was $83.4 million, compared to $118.2 million.

◦	Inventory-related charges totaled $7.9 million, down from $11.5 million.

•	Pretax income totaled $91.3 million, compared to $124.4 million.

•
The Company’s income tax expense and effective tax rate were $13.8 million and approximately 15%, respectively. For the six months ended May 31, 2018, the Company’s income tax expense of $138.3 million and effective tax rate of approximately 111% primarily reflected a non-cash charge of $111.2 million for the impact of the Tax Cuts and Jobs Act of 2017 (“TCJA”). Excluding this charge, the Company’s adjusted income tax expense and adjusted effective tax rate for the 2018 period were $27.1 million and approximately 22%, respectively.

•
The year-over-year decrease in the Company’s effective tax rate, excluding the TCJA-related charge in 2018, primarily reflected the favorable impacts in the 2019 period of an increase in federal energy tax credits, a reversal of a deferred tax asset valuation allowance and an increase in excess tax benefits related to stock-based compensation.

•	Net income was $77.5 million, or $.82 per diluted share, compared to a net loss of $13.9 million, or $.16 per diluted share in the year-earlier period, which reflected the TCJA-related charge.
Backlog and Net Orders (comparisons on a year-over-year basis)

•	Net orders grew by 532, or 15%, to 4,064, with net order value increasing by $170.7 million, or 13%, to $1.53 billion.

◦	Both net orders and net order value rose in each of the Company’s four regions.

◦	Company-wide, net orders per community averaged 5.4 per month, compared to 5.5 per month.

•	The cancellation rate as a percentage of gross orders improved to 15% from 18%.

•	The number of homes in ending backlog increased 2% to 5,927.

•	Ending backlog value decreased to $2.17 billion from $2.24 billion, mainly due to the lower average selling price of the homes in backlog within the Company’s West Coast region.

•
Average community count increased 17% to 252. Ending community count grew 21% to 255. The improvement in the Company’s average and ending community counts reflected increases in each of its four regions.

Balance Sheet as of May 31, 2019 (comparisons to November 30, 2018)

•
The Company had total liquidity of $597.4 million, including cash and cash equivalents of $178.9 million and available capacity under its unsecured revolving credit facility of $418.5 million, with $50.0 million of cash borrowings outstanding under the facility.

•
Cash and cash equivalents decreased by $395.5 million, mainly due to the Company’s repayment of all $230.0 million in aggregate principal amount of its 1.375% convertible senior notes at their February 1, 2019 maturity and cash used by operating activities.

◦	Operating activities used net cash of $180.3 million, primarily for investments in inventories.

•	Inventories increased by $198.0 million, or 6%, to $3.78 billion.

◦	Investments in land acquisition and development totaled $782.8 million for the six months ended May 31, 2019, and lots owned or controlled increased to 54,752.

•	Notes payable decreased by $205.7 million to $1.85 billion, primarily reflecting the above-mentioned repayment of convertible senior notes.

◦
In the first half of 2019, the Company extended its debt maturities through the repayment of all $400.0 million in aggregate principal amount of its 4.75% senior notes that were scheduled to mature on May 15, 2019 using $400.0 million of net proceeds from concurrent public senior notes offerings completed in the 2019 first quarter.

◦
The Company’s ratio of debt to capital of 45.8% improved 390 basis points from November 30, 2018 and 930 basis points from May 31, 2018. The ratio of net debt to capital increased 170 basis points to 43.3%.

Earnings Conference Call
The conference call to discuss the Company’s 2019 second quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.

About KB Home
KB Home (NYSE: KBH) is one of the largest homebuilders in the United States, with more than 600,000 homes delivered since our founding in 1957. We operate in 38 markets in eight states, primarily serving first-time and first move-up homebuyers, as well as second move-up and active adults. We are differentiated in offering customers the ability to personalize what they value most in their home, from choosing their lot, floor plan, and exterior, to selecting design and décor choices in our KB Home Studios. In addition, our industry leadership in sustainability helps to lower the cost of homeownership for our buyers compared to a typical resale home. We take a broad approach to sustainability, encompassing energy efficiency, water conservation, healthier indoor environments, smart home capabilities and waste reduction. KB Home is the first national builder to have earned awards under all of the U.S. EPA’s homebuilder programs — ENERGY STAR®, WaterSense® and Indoor airPLUS®. We invite you to learn more about KB Home by visiting www.kbhome.com, calling 888-KB-HOMES, or connecting with us on Facebook.com/KBHome or Twitter.com/KBHome.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any share repurchases pursuant to our board of directors’ authorization; material and trade costs and availability; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations, and financial markets’ and businesses’ reactions to that failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the TCJA, the Dodd-Frank Act, tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect to the TCJA; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; the adoption of new or amended financial accounting standards, including revenue recognition (ASC 606) and lease accounting standards, and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our Returns-Focused Growth Plan and achieve the associated revenue, margin, profitability, cash flow, community reactivation, land sales, business growth, asset efficiency, return on invested capital, return on equity, debt to capital ratio and other financial and operational targets and objectives; income tax expense volatility related to stock-based compensation; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC, our mortgage banking joint venture with Stearns Lending, LLC; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

# # #
(Tables Follow)
# # #

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Six Months Ended May 31, 2019 and 2018
(In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2019	2018	2019	2018
Total revenues	$1,021,803	$1,101,423	$1,833,286	$1,973,046
Homebuilding:
Revenues	$1,018,671	$1,098,673	$1,827,459	$1,967,878
Costs and expenses	(966,572)	(1,024,475)	(1,744,021)	(1,849,677)
Operating income	52,099	74,198	83,438	118,201
Interest income	439	1,278	1,544	2,281
Equity in loss of unconsolidated joint ventures	(369)	(322)	(775)	(1,167)
Homebuilding pretax income	52,169	75,154	84,207	119,315
Financial services:
Revenues	3,132	2,750	5,827	5,168
Expenses	(1,040)	(957)	(2,064)	(1,910)
Equity in income of unconsolidated joint ventures	2,500	1,361	3,302	1,780
Financial services pretax income	4,592	3,154	7,065	5,038
Total pretax income	56,761	78,308	91,272	124,353
Income tax expense	(9,300)	(21,000)	(13,800)	(138,300)
Net income (loss)	$47,461	$57,308	$77,472	$(13,947)
Earnings (loss) per share:
Basic	$.54	$.65	$.88	$(.16)
Diluted	$.51	$.57	$.82	$(.16)
Weighted average shares outstanding:
Basic	87,641	87,581	87,310	87,370
Diluted	92,366	101,159	94,635	87,370

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands - Unaudited)

	May 31, 2019	November 30, 2018
Assets
Homebuilding:
Cash and cash equivalents	$178,876	$574,359
Receivables	299,708	292,830
Inventories	3,780,853	3,582,839
Investments in unconsolidated joint ventures	56,446	61,960
Property and equipment, net	61,221	24,283
Deferred tax assets, net	424,395	441,820
Other assets	87,734	83,100
	4,889,233	5,061,191
Financial services	30,720	12,380
Total assets	$4,919,953	$5,073,571

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$262,920	$258,045
Accrued expenses and other liabilities	605,816	666,268
Notes payable	1,854,556	2,060,263
	2,723,292	2,984,576
Financial services	1,451	1,495
Stockholders’ equity	2,195,210	2,087,500
Total liabilities and stockholders’ equity	$4,919,953	$5,073,571

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Six Months Ended May 31, 2019 and 2018
(In Thousands, Except Average Selling Price - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2019	2018	2019	2018
Homebuilding revenues:
Housing	$1,017,799	$1,091,768	$1,815,970	$1,958,308
Land	872	6,905	11,489	9,570
Total	$1,018,671	$1,098,673	$1,827,459	$1,967,878

Homebuilding costs and expenses:
Construction and land costs
Housing	$843,071	$905,055	$1,504,399	$1,632,135
Land	673	6,189	10,200	8,587
Subtotal	843,744	911,244	1,514,599	1,640,722
Selling, general and administrative expenses	122,828	113,231	229,422	208,955
Total	$966,572	$1,024,475	$1,744,021	$1,849,677

Interest expense:
Interest incurred	$36,544	$39,924	$71,332	$79,868
Interest capitalized	(36,544)	(39,924)	(71,332)	(79,868)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$37,754	$52,433	$68,301	$94,783
Depreciation and amortization	7,463	2,196	15,377	4,376

Average selling price:
West Coast	$574,800	$673,100	$588,600	$664,100
Southwest	326,500	307,700	326,500	305,900
Central	287,400	304,500	286,300	300,100
Southeast	297,800	279,900	297,900	279,200
Total	$367,700	$401,800	$369,100	$396,400

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Six Months Ended May 31, 2019 and 2018 (Dollars in Thousands - Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2019	2018	2019	2018
Homes delivered:
West Coast	680	738	1,177	1,330
Southwest	566	588	1,049	1,088
Central	1,067	1,008	1,891	1,829
Southeast	455	383	803	693
Total	2,768	2,717	4,920	4,940

Net orders:
West Coast	1,141	969	1,840	1,776
Southwest	768	642	1,301	1,210
Central	1,498	1,347	2,424	2,343
Southeast	657	574	1,174	987
Total	4,064	3,532	6,739	6,316

Net order value:
West Coast	$664,431	$614,863	$1,084,892	$1,195,285
Southwest	241,729	200,259	412,568	377,201
Central	438,302	380,672	722,568	680,600
Southeast	188,226	166,176	334,747	281,976
Total	$1,532,688	$1,361,970	$2,554,775	$2,535,062

	May 31, 2019		May 31, 2018
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,378	$806,651	1,328	$918,188
Southwest	1,178	372,699	1,210	371,902
Central	2,247	669,037	2,296	673,461
Southeast	1,124	324,786	953	273,334
Total	5,927	$2,173,173	5,787	$2,236,885

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, adjusted income tax expense, adjusted net income, adjusted diluted earnings per share, adjusted effective tax rate and ratio of net debt to capital, none of which are calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because they are not calculated in accordance with GAAP, these non-GAAP financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended May 31,		Six Months Ended May 31,
	2019	2018	2019	2018
Housing revenues	$1,017,799	$1,091,768	$1,815,970	$1,958,308
Housing construction and land costs	(843,071)	(905,055)	(1,504,399)	(1,632,135)
Housing gross profits	174,728	186,713	311,571	326,173
Add: Inventory-related charges (a)	4,337	6,526	7,892	11,511
Housing gross profits excluding inventory-related charges	179,065	193,239	319,463	337,684
Add: Amortization of previously capitalized interest (b)	37,716	49,348	67,702	90,717
Adjusted housing gross profits	$216,781	$242,587	$387,165	$428,401
Housing gross profit margin	17.2%	17.1%	17.2%	16.7%
Housing gross profit margin excluding inventory-related charges	17.6%	17.7%	17.6%	17.2%
Adjusted housing gross profit margin	21.3%	22.2%	21.3%	21.9%

(a)	Represents inventory impairment and land option contract abandonment charges associated with housing operations.

(b)	Represents the amortization of previously capitalized interest associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (1) housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period and (2) amortization of previously capitalized interest associated with housing operations, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges, and the amortization of previously capitalized interest associated with housing operations, have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges, and amortization of previously capitalized interest associated with housing operations. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.
Adjusted Income Tax Expense, Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Effective Tax Rate
The following table reconciles the Company’s income tax expense, net income (loss), diluted earnings (loss) per share and effective tax rate calculated in accordance with GAAP to the non-GAAP financial measures of adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate, respectively:

	Six Months Ended May 31,
	2019	2018
	As Reported	As Reported	TCJA Adjustment	As Adjusted
Total pretax income	$91,272	$124,353	$—	$124,353
Income tax expense (a)	(13,800)	(138,300)	111,200	(27,100)
Net income (loss)	$77,472	$(13,947)	$111,200	$97,253
Diluted earnings (loss) per share	$.82	$(.16)		$.97
Weighted average shares outstanding — diluted	94,635	87,370		101,283
Effective tax rate (a)	15%	111%		22%

(a)
For the six months ended May 31, 2019, income tax expense and the related effective tax rate primarily reflected the favorable impacts of $4.3 million of federal energy tax credits the Company earned from building energy-efficient homes, a $3.3 million reversal of a deferred tax asset valuation allowance and $2.9 million of excess tax benefits related to stock-based compensation. For the six months ended May 31, 2018, income tax expense and adjusted income tax expense, as well as the related effective tax rate and adjusted effective tax rate, included the favorable impacts of $4.2 million of federal energy tax credits the Company earned from building energy-efficient homes and $2.4 million of excess tax benefits related to stock-based compensation.

The Company’s adjusted income tax expense, adjusted net income, adjusted diluted earnings per share and adjusted effective tax rate are non-GAAP financial measures, which the Company calculates by excluding a non-cash charge of $111.2 million recorded in the 2018 first quarter from its reported income tax expense, net loss, diluted loss per share and effective tax rate, respectively. This charge was primarily due to the Company’s accounting re-measurement of its deferred tax assets based on the reduction in the federal corporate income tax rate from 35% to 21%, effective January 1, 2018, under the TCJA. The most directly comparable GAAP financial measures are the Company’s income tax expense, net income (loss), diluted earnings (loss) per share and effective tax rate. The Company believes these non-GAAP measures are meaningful to investors as they allow for an evaluation of the Company’s operating results without the impact of the TCJA-related charge.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages and Per Share Amounts - Unaudited)

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	May 31, 2019	November 30, 2018
Notes payable	$1,854,556	$2,060,263
Stockholders’ equity	2,195,210	2,087,500
Total capital	$4,049,766	$4,147,763
Ratio of debt to capital	45.8%	49.7%

Notes payable	$1,854,556	$2,060,263
Less: Cash and cash equivalents	(178,876)	(574,359)
Net debt	1,675,680	1,485,904
Stockholders’ equity	2,195,210	2,087,500
Total capital	$3,870,890	$3,573,404
Ratio of net debt to capital	43.3%	41.6%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents, by capital (notes payable, net of homebuilding cash and cash equivalents, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.